UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2019

Textmunication Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-21202	58-1588291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1940 Contra Costa Blvd. Pleasant Hill, CA	94523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 925-777-2111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement

On June 11, 2019, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the purchasers identified therein (collectively, the “Purchasers”) providing for the issuance and sale to the Purchasers of an aggregate of up to 40,000 shares of our Series D Convertible Preferred Stock (the “Preferred Shares”) and related warrants for gross proceeds to the Company of $200,000.

Under the terms of an amended Certificate of Designation for the Series D Convertible Preferred Stock, the shares shall not accrue nor pay dividends except that if dividends are declared for other equity holders of our Company then the Series D Convertible Preferred Stock shall participate on the same basis. Except with respect to any future series of preferred stock of senior rank to the Series D Convertible Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of our Company or the Series D Convertible Preferred Stock and any future series of preferred stock of pari passu rank to the Series D Convertible Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, all shares of capital stock of our Company shall be junior in rank to the Series D Convertible Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of our Company. Each share of Series D Convertible Preferred Stock has a stated value of $10 and is convertible into shares of Common Stock, equal to the stated value divided by the conversion price of our stock price on the day of conversion (subject to adjustment in the event of stock splits and dividends). Failure to effect a conversion within prescribed time periods will effect both liquidated damages and buy-in charges. We are prohibited from effecting the conversion of any share of the Series D Convertible Preferred Stock to the extent that, as a result of such conversion, the holder or any affiliates would beneficially own more than 9.99%, in the aggregate, of the issued and outstanding shares of our Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D Convertible Preferred Stock. Except as required by law and as set forth in the Series D Certificate of Designation, the Series D Convertible Preferred Stock shall have no voting rights. We have a right to redeem the Series D Convertible Preferred Stock by paying back the $200,000 investment plus a percentage based on the time of redemption. We are not permitted to redeem the shares after 180 days.

The Warrants have an exercise price of $0.30 per share and are exercisable sixty months from the issuance date. The Warrants provide for cashless exercise in the event we have not registered the common shares underlying the Warrants.

The securities sold pursuant to the Securities Purchase Agreement have not been registered under the Securities Act of 1933 (the “Securities Act”) and have been issued under an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof and Rule 506 of Regulation D.

The foregoing description of the Securities Purchase Agreement, Certificate of Designation, and the related Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each document. Copies of the form of Warrant, the Securities Purchase Agreement, and the Certificate of Designation are attached as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02 in its entirety.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03 in its entirety.

On June 3, 2019, we filed an amended Certificate of Designation for our Series D Convertible Preferred Stock with the Secretary of State of the State of Nevada, in the form attached as Exhibit 3.1 to this Current Report on Form 8-K. The Certificate of Designation creates and specifies the rights of the Series D Convertible Preferred Stock, including the terms and conditions on which shares of such preferred stock would convert into shares of our Common Stock, as well as its liquidation preference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The disclosure set forth in Items 1.01 and 3.03 of this Report regarding the Certificate of Designation is incorporated by reference into this Item 5.03 in its entirety.

Item 9.01	Financial Statements and Exhibits

The following exhibits are filed with this Current Report:

3.1	Amended Certificate of Designation for Series D Convertible Preferred Stock
10.1	Form of Securities Purchase Agreement, dated as of June 11, 2019
10.2	Form of Warrant pursuant to the Securities Purchase Agreement dated June 11, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Textmunication Holdings.

/s/ Wais Asefi
Wais Asefi
Chief Executive Officer
Date: June 26, 2019